T. ROWE PRICE FUNDS
                  RULE 22C-2 SHAREHOLDER INFORMATION AGREEMENT

         This Agreement is entered into on April 16, 2007 by and between T. Rowe Price Services, Inc. ("SERVICES"), T. Rowe Price Investment Services, Inc., ("INVESTMENT SERVICES") (collectively "T. ROWE Price") and United of Omaha Life Insurance Company ("INTERMEDIARY") with an effective date of October 16, 2007 or such earlier date as mutually agreed upon by the parties.

         WHEREAS, Prior to the effective date of this Shareholder Information Agreement, the Fund and the Intermediary agree that any request made to the Intermediary by the Fund for shareholder transaction information, and the Intermediary's response to such request, shall be governed by whatever practices the Fund and the Intermediary had utilized in the absence of a formal agreement, if any, to govern such request;

         WHEREAS, Services is the registered transfer agent and Investment Services is the distributor and underwriter for the T. Rowe Price Funds
("FUNDS");

         WHEREAS, Intermediary facilitates trading for shareholders investing in one or more of the Funds;

         WHEREAS, Rule 22c-2 requires T. Rowe Price or the Funds to enter into a Shareholder Information Agreement with each financial intermediary, as defined by Rule 22c-2 of Investment Company Act of 1940 ("RULE 22C-2"); and

         WHEREAS, T. Rowe Price has identified Intermediary as a financial intermediary.

         NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

         1.       DEFINITIONS

                  A. The term "FUND" includes Services, Investment Services, and/or the Fund. The term not does include any money market fund. "Fund's designee" includes a third party the Fund has contracted with to perform some or all of the services herein.

                  B. The term "PURCHASE" does not include the automated reinvestment of dividends.

                  C. The term "SHARES" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund that are held by the Intermediary.

                  D. The term "SHAREHOLDER" means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary or a participant in an employee benefit plan with a beneficial interest in a contract.

                  E. The term "WRITTEN" includes electronic writing and facsimile transmissions.

         2. AGREEMENT TO PROVIDE INFORMATION. Intermediary agrees to provide the Fund, or Fund's designee, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GII"), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request.

                  A. PERIOD COVERED BY REQUEST. Requests must set forth a specific period for which transaction information is sought, which will generally not exceed ninety (90) calendar days of transaction information. The Fund, or Fund's designee, will not request transaction information older than twelve (12) months from the date of the request unless the Fund deems it necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

                  B. FORM AND TIMING OF RESPONSE. Intermediary agrees to transmit the requested information that is on its books and records to the Fund, or Fund's designee, promptly, but in any event not later than five (5) business days or such other time as agreed to by the Fund, after receipt of a request. If requested by the Fund, or Fund's designee, Intermediary agrees to use its best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in 2 above is itself a financial intermediary ("INDIRECT INTERMEDIARY") and, upon further request of the Fund, or Fund's designee, promptly (within the time period designated above): (i) provide or arrange to provide to the Fund, or Fund's designee, the information in 2 above for those shareholders who hold an account with an Indirect Intermediary, or (ii) if directed by the Fund or Fund's designee, restrict or prohibit further purchases of Fund shares from such Indirect Intermediary. In such instances, Intermediary agrees to inform the Fund, or Fund's designee, whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund, or Fund's designee, should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an "Indirect Intermediary" has the same meaning as in Rule 22c-2.

                  C. LIMITATIONS ON USE OF INFORMATION. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Intermediary.

         3. AGREEMENT TO RESTRICT TRADING. Intermediary agrees to execute written instructions from the Fund, or Fund's designee, to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund, or Fund's designee, as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

                  A. FORM OF INSTRUCTIONS. Instructions must include the TIN, ITIN or GII if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

                  B. TIMING OF RESPONSE. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Intermediary.

                  C. CONFIRMATION BY INTERMEDIARY. Intermediary must provide written confirmation to the Fund, or Fund's designee, that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

T. ROWE PRICE INVESTMENT SERVICES, INC.        T. ROWE PRICE SERVICES, INC.

By:    /s/ Laura Chasney                       By:    /s/ Laura Chasney
Name:  Laura Chasney                           Name:  Laura Chasney
Title: Vice President                          Title: Vice President
Date:  3/28/07                                 Date:  3/28/07

INTERMEDIARY
UNITED OF OMAHA LIFE INSURANCE COMPANY


By:    /s/ Michael E. Huss
       -------------------
Name:  Michael E. Huss
Title: Senior Vice President, Associate General
       Counsel and Corporate Secretary
Date:  March 26, 2007

Intermediary:  Please provide the following information:

INTERMEDIARY INFORMATION

Address 1: Mutual of Omaha Plaza

Address 2: Law Operation, 3rd Floor

Address 3:  Attention:  Mike Huss

City:  Omaha

State, Zip Code  Nebraska

Phone:  (402) 351-5225

Email:  mike.huss@mutualofomaha.com

If Company trades through NSCC, please also provide the NSCC Firm Number(s) covered by this Agreement:
#4527  ; ___________________; ___________________; ___________________.